Exhibit (b)(2)

Executive Version

Euro 335,000,000

FACILITY AGREEMENT

dated 16 May 2007

for

SOFTWARE AG

arranged by
COMMERZBANK AKTIENGESELLSCHAFT
BAYERISCHE HYPO- UND VEREINSBANK AKTIENGESELLSCHAFT
LANDESBANK HESSEN THÜRINGEN GIROZENTRALE
DEUTSCHE BANK AKTIENGESELLSCHAFT
IKB DEUTSCHE INDUSTRIEBANK AG (FILIALE LUXEMBURG)
SAL. OPPENHEIM JR. & CIE KOMMANDITGESELLSCHAFT AUF AKTIEN
acting as Arrangers

with

COMMERZBANK AKTIENGESELLSCHAFT
acting as Bookrunner

with

COMMERZBANK INTERNATIONAL S.A.
acting as Agent

Ref: EVR/WDR

CONTENTS

CLAUSE		PAGE

SECTION 1
INTERPRETATION
1.	Definitions and interpretation	1
SECTION 2
THE FACILITY
2.	The Facility	14
3.	Purpose	14
4.	Conditions of Utilisation	14
SECTION 3
UTILISATION
5.	Utilisation	16
6.	Optional Currency	17
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
7.	Repayment	18
8.	Prepayment and cancellation	18
SECTION 5
COSTS OF UTILISATION
9.	Interest	22
10.	Interest Periods	23
11.	Changes to the calculation of interest	24
12.	Fees	25
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
13.	Tax gross up and indemnities	26
14.	Increased costs	30
15.	Other indemnities	31
16.	Mitigation by the Lenders	33
17.	Costs and expenses	33
SECTION 7
GUARANTEE
18.	Guarantee	35
SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19.	Representations	38
20.	Information undertakings	42
21.	Financial covenant	46
22.	General undertakings	48
23.	Events of Default	52
SECTION 9
CHANGES TO PARTIES
24.	Changes to the Lenders	56

i

25.	Changes to the Obligors	59
SECTION 10
THE FINANCE PARTIES
26.	Role of the Agent and the Arrangers	61
27.	Conduct of business by the Finance Parties	65
28.	Sharing among the Finance Parties	66
SECTION 11
ADMINISTRATION
29.	Payment mechanics	68
30.	Set-off	70
31.	Notices	71
32.	Calculations and certificates	72
33.	Partial invalidity and unintentional gaps	72
34.	Remedies and waivers	73
35.	Amendments and waivers	73
36.	Statute of Limitations (Verjährung)	73
37.	Conclusion of this Agreement	73
38.	USA Patriot Act	74
39.	Confirmation pursuant to Section 8 German Money Laundering Act (Geldwäschegesetz)	74
SECTION 12
GOVERNING LAW AND ENFORCEMENT
40.	Governing law	75
41.	Enforcement	75

THE SCHEDULES

ii

Executive Version

THIS AGREEMENT is dated 16 May 2007 and made between:

(1)                            SOFTWARE AG, Amtsgericht Darmstadt, HRB 1562 (the “Company”) as original borrower (the “Original Borrower”) and as guarantor (the “Guarantor”);

(2)                            COMMERZBANK AKTIENGESELLSCHAFT as sole bookrunner (the “Bookrunner”);

(3)                            COMMERZBANK AKTIENGESELLSCHAFT, BAYERISCHE HYPO- UND VEREINSBANK AKTIENGESELLSCHAFT, LANDESBANK HESSEN THÜRINGEN GIROZENTRALE, DEUTSCHE BANK AKTIENGESELLSCHAFT, SAL. OPPENHEIM JR. & CIE KOMMANDITGESELLSCHAFT AUF AKTIEN, and IKB DEUTSCHE INDUSTRIEBANK AG (FILIALE LUXEMBURG) as mandated lead arrangers (the “Arrangers”);

(4)                            THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as lenders (the “Original Lenders”); and

(5)                            COMMERZBANK INTERNATIONAL S.A. as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.                                 DEFINITIONS AND INTERPRETATION

1.1                           Definitions

In this Agreement:

“Accounting Quarter” means each period of three months ending on 31 March, 30 June, 30 September and 31 December.

“Acquisition” means the acquisition by BidCo of all shares in the Target, by way of the Offer and by way of the Squeeze-out as a consequence of the Merger.

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the European foreign exchange market at or about 11:00 a.m. on a particular day.

“Anti-Terrorism Law” means each of:

(a)                                   the Executive Order;

(b)                                  the USA Patriot Act;

(c)                                   the “Money Laundering Control Act of 1986”, Public Law 99-570; and

(d)                                  any similar law enacted in the United States of America after the date of this Agreement.

“Assuming Borrower” has the meaning set out in Clause 25.2 (Replacement of the Original Borrower).

“Assumption Letter” means a document substantially in the form set out in Schedule 6 (Form of Assumption Letter).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

“Availability Period” means the period from and including the date of this Agreement to and including 29 December 2007.

“Available Commitment” means a Lender’s Commitment minus:

(a)                                   the Base Currency Amount of its participation in any outstanding Loans; and

(b)                                  in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Base Currency” means euros.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by the Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment (other than a repayment arising from a change of currency), prepayment or consolidation of the Loan.

“BidCo” means Wizard Acquisition, Inc., a Delaware Corporation having its registered office in the State of Delaware in the Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, while having its seat in Reston, Virginia, USA, and being a wholly-owned Subsidiary of Software AG, Inc., which is a wholly-owned Subsidiary of the Company.

“Borrower” means, from the date of signing of this Agreement until the moment on which the assumption of debt set out in Clause 25.2 (Replacement of the Original Borrower) becomes effective, the Original Borrower, and, at any time thereafter, the Assuming Borrower.

“Break Costs” means the amount (if any) by which:

(a)                                   the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                  the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the

Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Luxembourg and:

(a)                                   (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)                                  (in relation to any date for payment or purchase of euro) any TARGET Day.

“Cash” means any credit balance on any deposit, savings, current or other account, and any cash in hand, which is set out as “Cash” in the financial statements of the Company in accordance with IFRS.

“Cash Equivalent Investments” means any investments which are set out as “Cash Equivalent Investments” in the financial statements of the Company in accordance with IFRS and

(i)                                      which are made with issuers or depositors which have a minimum rating of at least A-3 by Standard & Poor’s Ratings Group or P-3 by Moody’s Investors Service, Inc.,

(ii)                                   which are not subject to any Security, and

(iii)                                the proceeds of which are capable of being remitted to an Obligor.

“Civil Code” means Bürgerliches Gesetzbuch (BGB).

“Commitment” means:

(a)                                   in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)                                  in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disruption Event” means either or both of:

(a)                                   a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                                  the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)                                        from performing its payment obligations under the Finance Documents; or

(ii)                                     from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“ERISA” means the US Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”, as applied to any person, means (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that person is a member; (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of a person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such person or such Subsidiary and with respect to liabilities arising after such period for which such person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Plan (whether or not waived); (c) a determination that a Plan is, or is to be, in “at risk” status (within the meaning of Title IV of ERISA); (d) the filing pursuant to Section 412 of the Internal Revenue Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the provision by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (f) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (g) the institution by the PBGC of proceedings to terminate any Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Multiemployer Plan or Plan; (h) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (i) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, or that it is in endangered or critical status within the meaning of Section 305 of ERISA; (j) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Plan; (k) engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA; (l) receipt from the Internal Revenue Service of notice of the failure of any pension plan (or any other Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any pension plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (m) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Plan.

“EURIBOR” means, in relation to any Loan in Euro:

(a)                                   the applicable Screen Rate; or

(b)                                  (if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) per annum as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in Euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Executive Order” means the “Executive Order No. 13224 of September 23, 2001 – Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism”.

“Facility” means the term loan facility made available under this Agreement as described in Clause 22 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Bookrunner, the Arrangers or the Agent and the Company setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any Fee Letter, the Assumption Letter and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Bookrunner, an Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                                   moneys borrowed;

(b)                                  any amount raised under any guarantee, letter of credit or acceptance credit facility;

(c)                                   any amount raised by the issue of redeemable shares;

(d)                                  any amount raised by the issue of bonds, notes, commercial paper or any similar instrument;

(e)                                   the amount of any liability in respect of any lease contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(f)                                     receivables sold (other than any receivables to the extent they are sold on a non-recourse basis);

(g)                                  any amount of any liability under any advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance;

(h)                                  any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(i)                                      any counter-indemnity obligation or recourse claim in respect of a guarantee, indemnity, suretyship (Bürgschaft), bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(j)                                      any amount raised under any other transaction (including any forward sale or purchase agreement) which would, in accordance with GAAP, having the commercial effect of a borrowing; and

(k)                                   without double counting, the amount of any liability in respect of any guarantee, indemnity or suretyship (Bürgschaft) for any of the items referred to in paragraphs (a) to (i) above.

“GAAP” means generally accepted accounting principles, standards and practices set out in IFRS or US-GAAP.

“Group” means the Company and its Subsidiaries from time to time.

“Group Structure Chart” means the group structure chart as attached in Schedule 9 (Group structure chart).

“HGB” means the German Commercial Code (Handelsgesetzbuch).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Initial Margin” means 0.65 per cent. per annum.

“Intellectual Property” means all trade marks, service marks, trade names, domain names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, topography rights, database rights, rights in confidential information and know-how, and any associated or similar rights anywhere in the world, which it now or in the future owns or (to the extent of its interest) in which it now or in the future has an interest (in each case whether registered or unregistered and including any related licences and sub-licences of the same granted by it or to it, applications and rights to apply for the same).

“Internal Revenue Code” means the “Internal Revenue Code of 1986”, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Lender” means:

(a)                                   any Original Lender; and

(b)                                  any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)                                   the applicable Screen Rate; or

(b)                                  (if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:

(a)                                   if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments

have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)                                  at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the each Lender in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means, in relation to a particular Interest Period,

(i)                                      from the date of signing of this Agreement until the date falling five Business Days after the date on which the Agent has received the Compliance Certificate for the period ending on 31 December 2007, the Initial Margin, and

(ii)                                   at any date thereafter, the rate per annum determined by reference to the ratio of Net Debt to EBITDA as shown in the most recent Compliance Certificate received by the Agent in accordance with the following table:

Ratio	Margin (%p.a.)
Greater than 2.50	0.90
From 2.50 to 2.00 (excluding)	0.70
From 2.00 to 1.50 (excluding)	0.60
From 1.50 and below	0.50

Any adjustment to the Margin under this paragraph above shall take effect on the date falling five Business Days after the date on which the Agent has received the most recent Compliance Certificate according to which the Margin adjustment becomes necessary.

However, the applicable Margin will be increased by 100% for a particular Interest Period if, on the Quotation Day for that Interest Period an Event of Default is continuing.

“Margin Stock” shall have the meaning provided in “Regulation U” of the Board of Governors of the US Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on or material adverse change in:

(a)                                   the financial condition, assets, prospects or business of the Company or, until the Merger has not been completed, the Target, or the consolidated financial condition, assets, prospects or business of the Group taken as a whole as measured against the financial condition, assets, prospects or business of such entity or the Group taken as a whole as of the date of this Agreement, and taking into account in the case of the Target all information publicly filed by the Target with the SEC prior to the date of this Agreement;

(b)                                  the ability of any Obligor to perform and comply with its obligations under any Finance Document; or

(c)                                   the validity, legality or enforceability of any Finance Document.

“Merger” means the merger of BidCo with and into the Target as set out in the Merger Agreement and in paragraph 12 of the Offer.

“Merger Agreement” means the “Agreement and Plan on Merger” entered into on 4 April 2007 between the Company, BidCo and the Target.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Obligor” means the Borrower or the Guarantor.

“Offer” means the “Offer to Purchase for Cash all Outstanding Shares of Common Stock of webMethods, Inc.” in accordance with the Securities Exchange Act of 1934, filed with the SEC on 18 April 2007 by BidCo, including any amendment or subsequent offering period related thereto.

“Offer Document” means the Offer, the related “Letter of Transmittal” dated 18 April 2007 and any other documents submitted or to be submitted to the SEC on “Schedule TO” including any exhibits and amendments thereto.

“Optional Currency” means US Dollars.

“Original Financial Statements” means:

(a)                                   in relation to the Company, the audited consolidated financial statements of the Group for the financial year ended 31 December 2006; and

(b)                                  in relation to the Target, its audited financial statements for its financial year ended 31 March 2006.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any member of the Group or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Press Release” means the press release issued by the Company and BidCo on 18 April 2007 relating to the Offer.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)                                   (if the currency is euro) two TARGET Days before the first day of that period; or

(b)                                  (for US Dollars) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means Commerzbank Aktiengesellschaft, Landesbank Hessen Thüringen Girozentrale and Bayerische Hypo- und Vereinsbank Aktiengesellschaft, or such other banks as may be appointed by the Agent in consultation with the Company.

“Relevant Interbank Market” means, in relation to Euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Repayment Dates” means each date specified in Clause 7.1 (Repayment of Loans) for the payment of a Repayment Instalment.

“Repayment Instalment” means each instalment for repayment of the Loan specified in Clause 7.1 (Repayment of Loans).

“Repeating Representations” means each of the representations set out in Clauses 19.1 (Status), 19.2 (Binding obligations), 19.3 (Non-conflict with other obligations), 19.4 (Power and authority), 19.6 (Governing law and enforcement), 19.9 (No default), 19.10(a) (No misleading information) and 19.12 (Pari passu ranking).

“Restricted Party” means any person:

(a)                                   listed in the Annex to the Executive Order;

(b)                                  listed on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(c)                                   listed in any successor list to either of the foregoing;

(d)                                  determined by the US Secretary of the Treasury to be owned or controlled by, or to act for or on behalf of, any person referred to in paragraph (a) above or otherwise determined by the US Secretary of State to be subject to the terms of Section 1 of the Executive Order;

(e)                                   with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or

(f)                                     determined by the US Secretary of State to have committed, or to pose a significant risk of committing, acts of “terrorism” as defined in the Executive Order that threaten the security of US nationals or the national security, foreign policy, or economy of the United States.

“Restricted Person” means:

(a)                                   any person with an interest (direct or indirect) in the shares in the Company;

(b)                                  any joint venture, consortium, partnership or similar arrangement of which any person described in paragraph (a) above is a member; and

(c)                                   any Affiliate of any person described in paragraph (a) above.

“Screen Rate” means:

(a)                                   in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period; and

(b)                                  in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“SEC” means the “U.S. Securities and Exchange Commission”.

“Security” means a mortgage, transfer of title by way of security, assignment by way of security, pledge or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 10 (Interest Periods).

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables) or any other time agreed upon between the Borrower and the Agent.

“Squeeze-out” means the intended squeeze-out of the remaining minority shareholders in Target by BidCo by means of the Merger in accordance with the “Delaware General Corporation Law”.

“Stock Corporation Act” means the German Aktiengesetz.

“Subsidiary” means:

(a)                                   a subsidiary within the meaning of sections 15 – 17 Stock Corporation Act (Aktiengesetz); or

(b)                                  is a Subsidiary of another Subsidiary of the first mentioned company or corporation.

“Target” means webMethods Inc., a Delaware corporation having its seat in Fairfax, USA.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, public duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means 30 December 2011 (except that, if the Termination Date would otherwise fall on a day which is not a Business Day, it will instead be the immediately preceding Business Day).

“Total Commitments” means the aggregate of the Commitments, being Euro 335,000,000 at the date of this Agreement.

“Transfer Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Transfer Agreement) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                   the proposed Transfer Date specified in the Transfer Agreement; and

(b)                                  the date on which the Agent executes the Transfer Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“US Borrower” means the Borrower to the extent it is a US Person.

“US Person” means a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code and includes the sole owner of any entity that is disregarded as being an entity separate from such owner for US federal income tax purposes.

“USA Patriot Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001”, Public Law 107-56.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means value added tax as provided for in the German Value Added Tax Act (Umsatzsteuergesetz) and any other tax of a similar nature.

“Withdrawal Liability” means a liability of an Obligor or ERISA Affiliate to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2                           Construction

(a)                            Unless a contrary indication appears, any reference in this Agreement to:

(i)                                      a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

(ii)                                   a “person” includes any natural person (natürliche Person), legal person (juristische Person) organised under private or public law, government, state, partnership or other association of joint ownership (Gesamthandgemeinschaft);

(iii)                                a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(iv)                               a provision of law is a reference to that provision as amended or re-enacted; and

(v)                                  a time of day is a reference to Frankfurt am Main time.

(b)                           Section, Clause and Schedule headings are for ease of reference only.

(c)                            A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

SECTION 2

THE FACILITY

2.                                 THE FACILITY

2.1                           The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a multicurrency term loan facility in an aggregate amount equal to the Total Commitments.

2.2                           Finance Parties’ rights and obligations

(a)                            The obligations of each Finance Party under the Finance Documents are several (keine Gesamtschuld).  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                           The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)                            A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.                                 PURPOSE

3.1                           Purpose

The Borrower shall apply all amounts borrowed under the Facility for financing or refinancing of the Acquisition, including any costs, fees and expenses (and taxes thereon) associated therewith.

3.2                           Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                 CONDITIONS OF UTILISATION

4.1                           Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2                           Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)                                      no Default is continuing or would result from the proposed Loan; and

(ii)                                   the Repeating Representations to be made by each Obligor are true in all material respects.

4.3                           Condition precedent for Utilisation made for the purpose of financing the Squeeze-out

The Borrower may not deliver a Utilisation Request for the purpose of financing the Squeeze-out unless the Agent has received (i) a legal opinion addressed to the Lenders to the effect that, upon filing of a certificate of merger with the Delaware Secretary of State in accordance with the Delaware General Corporation Law and assuming compliance therewith, the Merger will be effective and the Target will be a wholly-owned subsidiary of the Company, (ii) the resolutions entered into in connection with the Merger and the Squeeze-out, including the approval of the Merger by the stockholders of the Target, if necessary, and (iii) evidence that the consideration for the Shares in connection with the Squeeze-out has become due or will become due within two Business Days of the Utilisation Date.

4.4                           Maximum number of Loans

(a)                            The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 10 Loans would be outstanding.

(b)                           The Borrower may not request that a Loan be divided.

SECTION 3

UTILISATION

5.                                 UTILISATION

5.1                           Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2                           Completion of a Utilisation Request

(a)                            Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                                      the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)                                   the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)                                the proposed Interest Period complies with Clause 10 (Interest Periods); and

(iv)                               it specifies the account and bank to which the proceeds of the Utilisation are to be credited.

(b)                           Only one Loan may be requested in each Utilisation Request.

5.3                           Currency and amount

(a)                            The currency specified in a Utilisation Request must be the Base Currency or the Optional Currency.

(b)                           The amount of the proposed Loan must be:

(i)                                      a minimum of Euro 5,000,000 and a whole multiple of Euro 1,000,000 (or, in each case the corresponding amount in the Optional Currency) or, if less, the Available Facility; and

(ii)                                   in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4                           Lenders’ participation

(a)                            If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)                           The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)                            The Agent shall determine the Base Currency Amount of each Loan which is to be made in US Dollars and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time, provided however that the Agent notifies each Lender of the proposed Utilisation promptly after receipt of a Utilisation Request by phone.

5.5                           Cancellation of Commitment

The Total Commitments shall be immediately cancelled at the end of the Availability Period for the Facility.

6.                                 OPTIONAL CURRENCY

6.1                           Selection of currency

The Borrower shall select the currency of a Loan in a Utilisation Request; thereafter, the currency of such Loan may not be changed.

6.2                           Increase or decrease of Base Currency Amount

(a)                            The Agent shall calculate the amount of a Loan made in the Optional Currency for each second Interest Period (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Loan at the Agent’s Spot Rate of Exchange at the Specified Time) and (subject to paragraph (b) below) if the amount calculated is less than the existing amount of that Loan in the Optional Currency during the preceding Interest Period, promptly notify the Borrower and the Borrower shall pay, on the last day of the current Interest Period, an amount equal to the difference.

(b)                           If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of the Loan in the Optional Currency for the second of those Interest Periods converted into the Base Currency at the Agent’s Spot Rate of Exchange used in calculating the Base Currency Amount of that Loan has increased or decreased by less than 5 per cent. compared to its Base Currency Amount (taking into account any payments made pursuant to paragraph (a) above), no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.

6.3                           Agent’s calculations

(a)                            All calculations made by the Agent pursuant to this Clause 6 will take into account any repayment, prepayment or consolidation of Loans to be made on the last day of the first Interest Period.

(b)                           Each Lender’s participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.                                 REPAYMENT

7.1                           Repayment of Loans

(a)                            The Loans outstanding at the end of the Availability Period shall be repaid on the following dates in the following amounts:

Repayment Date	Repayment Instalment (Base Currency Amount)
30 December 2007	Euro 100,000,000
30 December 2008	Euro 60,000,000
30 December 2009	Euro 60,000,000
30 December 2010	Euro 60,000,000
30 December 2011	Euro 55,000,000
Total	Euro 335,000,000

(b)                           If the aggregate Base Currency Amounts of Loans outstanding at the end of the Availability Period is less than Euro 335,000,000, the amount of each Repayment Instalment shall be reduced accordingly in the inverse order of maturity.

(c)                            The Borrower may not reborrow any part of the Facility which is repaid.

8.                                 PREPAYMENT AND CANCELLATION

8.1                           Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)                                   that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)                                  upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)                                   the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2                           Change of control

(a)                            If any person or group of persons acting in concert gains control of the Company:

(i)                                      the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)                                   a Lender shall not be obliged to fund a Utilisation;

(iii)                                if a Lender so requires and upon the Agent notifying the Company thereof, the Commitment of that Lender will be immediately cancelled; and

(iv)                               the Borrower shall repay that Lender’s participation in the Loans made to the Borrower immediately.

(b)                           For the purpose of paragraph (a) above “control” (Beherrschung) has the meaning given to it in section 17 of the Stock Corporation Act.

(c)                            For the purpose of paragraph (a) above “acting in concert” has the meaning given to it in section 2 paragraph 5 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz).

8.3                           Mandatory prepayment upon disposal of receivables

(a)                            If any Receivables Net Sale Proceeds exceed 50 % of the aggregate amount of the trade receivables of the Group (such amount to be tested at the end of each Accounting Quarter) the Company shall ensure that the Available Commitment is cancelled in an amount equal to the exceeding amount and thereafter, if the Available Commitment is reduced to zero, any remaining amount are used for prepayment of the Facility. Upon expiration of the Availability Period such amounts are used for prepayment of the Facility.

(b)                           Any prepayment under this Clause 8.3 shall be made at the end of the current Interest Periods or Interest Periods of any Loans to be prepaid.

(c)                            In this Clause, “Receivables Net Sale Proceeds” means the aggregate cash or cash equivalent proceeds (including, when received, cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment of the purchase price or otherwise) received by any member of the Group in connection with the sale, transfer or other disposal of trade receivables during an Accounting Quarter.

8.4                           Mandatory prepayment upon disposal of Target

(a)                            Subject to paragraph (b) below, the Company shall ensure that the Available Commitment is cancelled in an amount equal to any Target Net Sale Proceeds and thereafter, if the Available Commitment is reduced to zero, any remaining amount are used for prepayment of the Facility. Upon expiration of the Availability Period any Target Net Sale Proceeds are used for prepayment of the Facility.

(b)                           This Clause 8.4 shall not apply in connection with any Sale (i) entered into before the first Repayment Instalment has been paid, if the Sale is entered into with another member of the Group and the Company is still able to remit any existing cash from the Target after the Sale, or (ii) entered into after the first Repayment Instalment has been paid.

(c)                            Any prepayment under this Clause 8.4 shall be made at the earlier of (i) the end of the current Interest Periods or Interest Periods of any Loans to be prepaid, and (ii) the date falling two months after the receipt of the Target Net Sale Proceeds.

(d)                           In this Clause “Target Net Sale Proceeds” means the cash or cash equivalent proceeds (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise) received by a member of the

Group in connection with the sale, transfer or other disposal of shares in the Target or all or substantially all of the assets owned by the Target (hereinafter the “Sale”), after deducting:

(i)                                      fees and transaction costs properly incurred in connection with that sale, transfer or disposal; and

(ii)                                   Taxes paid or reasonably estimated by the Company to be payable (as certified by the Company to the Agent) as a result of that sale, transfer or disposal.

8.5                           Voluntary prepayment of Loans

(a)                            The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of Euro 10,000,000 and whole multiples of Euro 5,000,000).

(b)                           A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

8.6                           Voluntary cancellation

The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of 10,000,000) of the Available Facility. Any cancellation under this Clause 8.6 shall reduce the Commitments of the Lenders rateably.

8.7                           Right of repayment and cancellation in relation to a single Lender

(a)                            If:

(i)                                      any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)                                   any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)                           On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)                            On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), the Borrower shall repay that Lender’s participation in any outstanding Loan.

8.8                           Restrictions

(a)                            Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                           Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                            The Borrower may not reborrow any part of the Facility which is prepaid.

(d)                           The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                            No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                              If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(g)                           Any partial prepayment shall reduce the Repayment Instalments accordingly in the order of maturity.

SECTION 5

COSTS OF UTILISATION

9.                                 INTEREST

9.1                           Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                   Margin;

(b)                                  EURIBOR or, in relation to any Loan in any other currency other than Euro, LIBOR; and

(c)                                   Mandatory Cost, if any.

9.2                           Payment of interest

The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3                           Default interest

(a)                            If an Obligor fails to pay any amount payable by it under a Finance Document other than interest on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the sum of 2 per cent. and the rate which, subject to paragraph (c) below, would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b)                           This Clause 9.3 shall not limit or affect the right of any Finance Party to demand compensation for damages exceeding the default interest payable hereunder.

(c)                            If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan, the first Interest Period applicable to that overdue amount shall be of a duration equal to the unexpired portion of that Interest Period.

(d)                           Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

9.4                           Liquidated damages

If the Borrower does not pay interest when due under the Finance Documents, it shall make a liquidated damages payment for all amounts of interest overdue equal to the sum which is payable by applying the rate to be determined in accordance with Clause 9.3 (Default interest) on the amount of interest overdue, notwithstanding the Borrower’s right to prove that no damage has arisen, or that damage has not arisen in the asserted amount. Any amount payable under this Clause 9.4 shall be immediately payable by the Borrower on demand by the Agent.

9.5                           Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.                           INTEREST PERIODS

10.1                     Selection of Interest Periods

(a)                            The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)                           Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)                            If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 10.2 (Changes to Interest Periods), be three months.

(d)                           Notwithstanding any other provision of this Clause 10, the Interest Period selected by the Borrower in the Utilisation Request will end on the last day of the ongoing Interest Period of a Loan in the same currency outstanding at the Utilisation Date, if any. Thereafter, the consolidation set out in Clause 10.4 (Consolidation of Loans) shall apply.

(e)                            Subject to this Clause 10, the Borrower may select an Interest Period of 1, 2, 3 or 6 months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders) provided however that only 4 Interest Periods of one month may be chosen (including those occurring pursuant to this Clause 10.1(c)) during any 12 months period.  In addition the Borrower may select an Interest Period of less than one month if necessary to ensure that there are sufficient Loans (with an aggregate Base Currency Amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Repayment Date for the Borrower to make the Repayment Instalment due on that date.

(f)                              An Interest Period for a Loan shall not extend beyond the Termination Date.

(g)                           Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

10.2                     Changes to Interest Periods

(a)                            Prior to determining the interest rate for a Loan, the Agent may shorten an Interest Period for any Loan to ensure there are sufficient Loans with an Interest Period ending on a Repayment Date for the Borrower to make the Repayment Instalment due on that Repayment Date.

(b)                           If the Agent makes any of the changes to an Interest Period referred to in this Clause 10.2, it shall promptly notify the Company and the Lenders.

10.3                     Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.4                     Consolidation of Loans

If two or more Interest Periods:

(i)                                      relate to Loans in the same currency; and

(ii)                                   end on the same date (in particular due to the mechanics set out in Clause 10.1(d));

those Loans will, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

11.                           CHANGES TO THE CALCULATION OF INTEREST

11.1                     Absence of quotations

Subject to Clause 11.2 (Market disruption), if EURIBOR or LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR or LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2                     Market disruption

(a)                            If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)                                      the Margin;

(ii)                                   the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)                                the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)                           In this Agreement “Market Disruption Event” means:

(i)                                      at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR or LIBOR for the relevant currency and Interest Period; or

(ii)                                   before close of business in Frankfurt am Main on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR or LIBOR.

11.3                     Alternative basis of interest or funding

(a)                            If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                           Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4                     Break Costs

(a)                            The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)                           Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.                           FEES

12.1                     Commitment fee

(a)                            The Company shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of 35 per cent. per annum of the Initial Margin for that Lender’s Available Commitment for the Availability Period provided however no commitment fee shall be payable from the date of this Agreement until the date falling six weeks thereafter.

(b)                           The accrued commitment fee is payable on the last day of each successive period of three months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2                     Working fee

The Company shall pay to the Agent (for the account of each Lender) a working fee in the amount and at the times agreed in a Fee Letter.

12.3                     Arrangement fee

The Company shall pay to the Bookrunner an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.4                     Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.                           TAX GROSS UP AND INDEMNITIES

13.1                     Definitions

(a)                            In this Agreement:

“German Borrower” means the Borrower to the extent it is subject to tax in Germany.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a payment received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)                                      in respect of interest payable by the German Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an Utilisation under a Finance Document and is:

(A)                           lending through a Facility office in Germany; or

(B)                             a Treaty Lender;

(ii)                                   in respect of the Borrower to the extent it does not fall under the definition of “German Borrower”, a Lender which is beneficially entitled to interest payable to that Lender and is:

(A)                           lending through a Facility Office in the jurisdiction of incorporation of the Borrower; or

(B)                             a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax by an Obligor from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)                                      is treated as a resident of a Treaty State for the purposes of the Treaty and entitled to the benefit of the Treaty;

(ii)                                   does not carry on a business in Germany or jurisdiction of incorporation of the Borrower, as the case may be, through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Germany or the jurisdiction of incorporation of the Borrower, as the case may be, which makes provision for full exemption for tax imposed by Germany or the jurisdiction of incorporation of the Borrower, as the case may be, on interest.

(b)                           Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the reasonable discretion of the person making the determination.

13.2                     Tax gross-up

(a)                            Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                           The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)                            If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                           An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by Germany or the jurisdiction of incorporation of the Borrower, as the case may be, from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)                                      the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)                                   the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)                            If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                              Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)                           A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall use its best efforts and co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

13.3                     Tax indemnity

(a)                            The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                           Paragraph (a) above shall not apply:

(i)                                      with respect to any Tax assessed on a Finance Party:

(A)                           under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)                             under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)                                   to the extent a loss, liability or cost:

(A)                           is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)                             would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied.

(c)                            A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)                                 A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4                     Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)                                   a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)                                  that Finance Party has obtained, utilised and retained that Tax Credit (on an affiliated group basis, including but not limited to fiscal unity (Organschaft)),

the Finance Party shall pay without undue delay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5                     Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6                     Value added tax

(a)                            All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT owing and payable (and such Finance Party shall promptly provide a valid VAT invoice to such Party).

(b)                           If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)                            Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13.7                     Tax Certificate

(a)                            The German Borrower may request (i) once after the execution of this Agreement and (ii) after each amendment of or other change to this Agreement, but in neither case more often than once a year and, in addition, if required by the German Borrower for sound reasons as otherwise the tax deductibility of interest payments under the Facilities is endangered (e.g. due to a change of law, a public ruling/decree of the German tax authorities or a non-appealable decision of the tax courts) a confirmation by the Lenders (the “Tax Certificate”) substantially in the form of the Decree dated 20 October 2005 to Section 8a of the German Corporate Income Tax Act (Körperschaftsteuergesetz) or any other form approved by the relevant tax authorities from to time to time to be issued by each Lender. Any such request shall have attached a fully filled in draft Tax Certificate and shall expressly confirm that the draft Tax Certificate is accurate and that the Lenders are released from any applicable confidentiality obligations. The German Borrower will forward to the Lenders through the Agent such information which may be reasonably required by the Lenders to enable the Lenders to issue the Tax Certificate.

(b)                           The Tax Certificate shall only include factual but not legal statements (unless otherwise determined by the relevant Lender in its absolute discretion) to be issued by the Lenders according to the Decree dated 20 October 2005 to Section 8a of the German Corporate Income Tax Act (Körperschaftsteuergesetz). The Tax Certificate shall furthermore not contain any statements that the Lenders are not permitted to issue by law, administrative rule or regulation of the jurisdiction the relevant Lender or Affiliate is subject to. The German Borrower acknowledges that a Lender may only confirm as requested if and to the extent any relevant person has released such Lender from its general obligation to maintain confidentiality with such relevant person. For the purpose of this Clause 13.7, each Obligor hereby releases each Lender from its obligation to maintain confidentiality.

(c)                            The Lenders agree to issue the Tax Certificate (unless prohibited by law, administrative rule or regulation of the jurisdiction the relevant Lender or Affiliate is subject to) within a reasonable period of time if they determine to their best knowledge that the factual information provided by the German Borrower is correct, complete and, in the view of the Lenders (acting in good faith), not misleading and enables the relevant Lender to confirm as provided for above. Any costs and expenses reasonably incurred at the level of the Agent or any Lender in connection with the provisions of the Tax Certificate will be borne by the German Borrower requesting the confirmation.

(d)                           The German Borrower confirms to each Lender that the Lenders issue the respective Tax Certificate exclusively at the request of the German Borrower and solely for providing proof to the German tax authorities of the absence of any back-to-back-financing pursuant to the Decree dated 20 October 2005 to Section 8a of the German Corporate Income Tax Act (Körperschaftsteuergesetz) with respect to the Finance Documents and that the Lenders are not responsible for examining the tax position of the German Borrower or for achieving any certain tax treatment of the German Borrower. Furthermore, the German Borrower confirms to each Lender that this confirmation is not given for the German Borrower to rely on, but only for delivery to the competent tax authorities and that, therefore, the German Borrower will not raise any claims against a Lender based on, or in connection with, a (correct or incorrect) Tax Certificate. The German Borrower agrees to indemnify each Lender with respect to any potential claims that might be made against that Lender with respect to a Tax Certificate issued by it. The execution of the Tax Certificate shall only be descriptive by nature and shall not amend any Finance Document or waive any rights any Finance Party may have thereunder.

(e)                            It is the common understanding of the Parties that no Finance Party is providing any legal and/or tax advice to any other Party with respect to this Agreement, in particular with respect to the application of Section 8a German Corporate Income Tax Act (Körperschaftsteuergesetz) and the interpretation of the above Decree, and that it is the responsibility of each Party, in particular the German Borrower, to consult its own legal/tax advisers.

14.                           INCREASED COSTS

14.1                     Increased costs

(a)                            Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)                           In this Agreement “Increased Costs” means:

(i)                                      a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                                   an additional or increased cost; or

(iii)                                a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2                     Increased cost claims

(a)                            A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)                           Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3                     Exceptions

(a)                            Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                      attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                                   compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied); or

(iii)                                compensated for by the payment of the Mandatory Cost;

(iv)                               attributable to the wilful or grossly negligent breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(v)                                  attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)                           In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.                           OTHER INDEMNITIES

15.1                     Currency indemnity

(a)                            If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First

Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                      making or filing a claim or proof against that Obligor;

(ii)                                   obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                           Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2                        Acquisition related Indemnity

The Company shall, within three Business Days of demand, indemnify each Finance Party, each of their respective Affiliates and each of their respective directors, officers, employees or agents (each an Indemnified Party) against any cost, expense, loss or liability (including legal fees) incurred by that Indemnified Party (otherwise than by reason of the gross negligence or wilful misconduct of that Indemnified Party) related to, arising out of or in connection with any actual or potential legal action or proceeding arising out of or in connection with:

(a)                                   the Offer and/ or the Squeeze-out;

(b)                                  any Indemnified Party financing or refinancing, or agreeing to finance or refinance, any acquisition of any Shares by Bidco or any person acting in concert with Bidco; or

(c)                                   the use of proceeds of any Loan.

15.3                     Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)                                   the occurrence of any Event of Default;

(b)                                  a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)                                   funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)                                  a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.4                     Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)                                   investigating any event which it reasonably believes is a Default; or

(b)                                  acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.5                     Statutory rights

This Clause 15 shall not limit or affect any statutory right of any Finance Party to be indemnified for any loss, cost or liability incurred.

16.                           MITIGATION BY THE LENDERS

16.1                     Mitigation

Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

16.2                     Limitation of liability

(a)                            The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)                           A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.                           COSTS AND EXPENSES

17.1                     Transaction expenses

The Company shall promptly on demand pay the Agent, the Bookrunner and the Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)                                   this Agreement and any other documents referred to in this Agreement; and

(b)                                  any other Finance Documents executed after the date of this Agreement.

17.2                     Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3                     Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

18.                           GUARANTEE

18.1                     Guarantee

The Guarantor severally and independently guarantees to the Finance Parties the due and punctual payment of interest and principal, costs, fees, damages, claims for unjust enrichment and any other payment obligation of the Obligors under or resulting from any Finance Document (the “Secured Claims”).

18.2                     Guarantors as principal debtor

This guarantee and the obligations of the Guarantor hereunder shall be independent and not contingent upon the legal relationship between the Obligors and the Finance Parties and in particular not contingent upon the validity and the enforceability of the Secured Claims (abstrakte Garantie, not Bürgschaft).

18.3                     Continuing and independent guarantee

This guarantee is a continuing guarantee, independent and separate from the obligations of the Borrower, and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.4                     Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 18.

18.5                     Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under the Secured Claims have been irrevocably paid in full and unless the Agent otherwise directs:

(a)                           any right of the Guarantor to be indemnified by any Obligor for any payments made under this Clause 18, to enter its claims in the list of creditors’ claims in any insolvency proceedings over the assets of such Obligor or to take the benefit of or enforce any security or other guarantee may only be exercised in such manner as the Agent (acting on the instructions of the Majority Lenders) may require; and

(b)                          any amount received by the Guarantor (i) as a result of any exercise of any such right or (ii) in any insolvency proceedings over the assets of the Obligor shall immediately be paid to the Agent for distribution to the Finance Parties in accordance with the provisions in the Finance Documents.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 29 (Payment mechanics) of this Agreement.

18.6                     Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)                                  the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)                                 each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred

18.7                     No defences

(a)                                  The obligations of the Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which relates to the principal obligation (or purported obligation) of the Borrower and which would reduce, release, or prejudice any of its obligations under this Clause 18, including any personal defences of the Borrower (Einreden des Hauptschuldners) or any right of revocation (Anfechtung) or set-off (Aufrechnung) of the Borrower.

(b)                                 The obligations of the Guarantor under this Clause 18 are independent from any other security or guarantee which may have been or will be given to the Finance Parties. In particular, the obligations of the Guarantor under this Clause 18 will not be affected by any of the following:

(i)                                  the release of, or any time (Stundung), waiver or consent granted to, any other Obligor from or in respect of its obligations under or in connection with any Finance Document;

(ii)                               the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any other Obligor or any other person or any failure to realise the full value of any security;

(iii)                            any incapacity or lack of power, authority or legal personality of or dissolution or deterioration of the financial condition of any other Obligor; or

(iv)                           any unenforceability, illegality or invalidity of any obligation of any other Obligor under any Finance Document.

For the avoidance of doubt this guarantee and indemnity does not constitute a guarantee upon first demand (Garantie auf erstes Anfordern) and nothing in Clause 18 shall preclude any defences that the Guarantor (in its capacity as Guarantor only) may have against a Finance Party that the guarantee and indemnity does not constitute its legal, valid, binding or enforceable obligations.

18.8                     Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or Security now or subsequently held by any Finance Party. A release of any Security for the

Secured Claims shall not reduce the amounts due under this guarantee, section 776 of the Civil Code shall not apply.

18.9                     Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, a Finance Party may hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.                           REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement (or, if to be made by the Assuming Borrower, on the date of the delivery of the Assumption Letter).

19.1                     Status

(a)                            It is duly established and validly existing under the law of its jurisdiction of incorporation.

(b)                           It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2                     Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 25 (Changes to the Obligors), legal, valid, binding and enforceable (durchsetzbar).

19.3                     Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)                                   any law or regulation applicable to it;

(b)                                  its or any of its Subsidiaries’ constitutional documents; or

(c)                                   any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

19.4                     Power and authority

It has the power to enter into and perform, and has taken all necessary action to authorise its entry into and performance of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5                     Authorisations obtained

All Authorisations required to enable it lawfully to enter into, exercise its rights and comply with its obligations (i) in the Finance Documents to which it is a party and (ii) in the Merger Agreement have been obtained or effected and are in full force and effect.

19.6                     Governing law and enforcement

(a)                            The choice of German law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)                           Any judgment obtained in Germany in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7                     Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.8                     No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9                     No default

(a)                            No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)                           No event or circumstance is outstanding which constitutes a default under any agreement or instrument in connection with the Acquisition which is binding on it or any of its Subsidiaries. The Offer and any other agreement or instrument in connection with the Acquisition is valid and binding subject to its terms and in all material respects in accordance with the law of Delaware / USA and the “Securities Exchange Act of 1934”.

(c)                            No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries which would have a Material Adverse Effect.

19.10               No misleading information

(a)                            Any factual information provided by or on behalf of any member of the Group to any Finance Party was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)                           The financial projections contained in the information provided by or on behalf of any member of the Group to any Finance Party have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)                            Nothing has occurred or been omitted from the information provided by or on behalf of any member of the Group to any Finance Party and no information has been given or withheld that results in the information provided by or on behalf of any member of the Group to any Finance Party being untrue or misleading in any material respect.

19.11               Financial statements

(a)                            Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)                           Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Company) as at the end of and for the relevant financial year.

(c)                            There has not been any material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since 31 December 2006 nor in the business or financial condition of the Target since 31 March 2006, excluding for such purpose any change disclosed in financial statements or other information of the Target publicly filed by the Target with the SEC after 31 March 2006 and prior to the date of this Agreement which has been forwarded to the Agent prior to the date of this Agreement.

19.12               Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law generally.

19.13               No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including any arising from or relating to Environmental Law) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

19.14               Intellectual Property

(a)                            Each member of the Group and the Target owns or has licensed to it on arm’s length terms all material Intellectual Property for the conduct of its business as it is being, and is proposed to be, conducted.

(b)                           Each member of the Group and the Target has taken all necessary action (including payments of fees) to safeguard, maintain in full force and effect and preserve its ability to enforce all such material Intellectual Property.

(c)                            No member of the Group nor the Target has infringed any material Intellectual Property of any third party in any material respect.

(d)                           There has been no material infringement or threatened or suspected infringement of or challenge to the validity of any material Intellectual Property owned by or licensed to any member of the Group or the Target.

19.15               Group Structure

The Group Structure Chart shows each member of the Group and any person in whose shares any member of the Group has an interest (and the percentage of the issued share capital held, and whether legally or beneficially, by that member), in each case both as at the date of this Agreement and as it will be immediately after the Acquisition, and the jurisdiction of incorporation or establishment of each person shown in it.

19.16               The Target

(a)                            The Target is a corporation duly organised and validly existing as a stock corporation under the laws of Delaware/USA.

(b)                           As of 31 March 2007, the Target had outstanding a total of 56,794,631 shares of common stock, 16,683,584 options to purchase shares of common stock, and 96,282 shares of common stock subject to outstanding awards of director deferred shares (collectively, the “Target Equity Securities”). Other than the Target Equity Securities and except as set forth in Section 4.3 of the Merger Agreement, there are no shares of capital stock or other equity securities of the Target issued, reserved for issuance or outstanding and there are no outstanding options, warrants, convertible securities, subscriptions or other commitments or rights to acquire any shares of capital stock of the Target. Immediately upon completion of the Acquisition, there will be no Target Equity Securities outstanding other than those beneficially owned by the Company.

19.17               ERISA

Not one or more ERISA Events has or would reasonably be expected to occur that, whether individually or taken together have or would have a Material Adverse Effect. The present value of all accumulated benefit obligations under each underfunded Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) would not reasonably be expected to result in a Material Adverse Effect and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) would not reasonably be expected to result in a Material Adverse Effect.  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential Withdrawal Liability of each member of the Group and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed an amount that could reasonably be expected to result in a Material Adverse Effect.

19.18               Margin Stock

(a)                            No member of the Group incorporated in the United States of America is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)                           No part of any Loan or other extension of credit under this Agreement will be used, whether directly or indirectly and whether immediately, incidentally or ultimately, for the purpose of purchasing or carrying any Margin Stock, other than the common stock of the Target, or for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulations U or X of the Board of Governors of the US Federal Reserve System.

(c)                            No member of the Group owns any Margin Stock, other than the common stock of the Target.

19.19               Certain US Laws

No member of the Group is subject to regulation under the US Investment Company Act of 1940 or the US Federal Power Act of 1935 (each as amended) or under any other US Federal or State statute or regulation limiting its ability to incur and/or guaranty indebtedness and/or grant the Security created by or purported to be created by any Finance Document to which such member of the Group is a party.

19.20               Anti-Terrorism Laws

(a)                            No member of the Group nor any Affiliate of member of the Group, nor, to the knowledge of any member of the Group, any agent of any member of the Group:

(i)                                      is, or is controlled by, a Restricted Party;

(ii)                                   has received funds or other property from a Restricted Party; or is in breach of, or is the subject of any action or investigation under, any Anti-Terrorism Law.

(b)                           Each member of the Group and each of its Affiliates have taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

19.21               Repetition

(a)                            The Repeating Representations and, in the case of paragraph (ii) below, the representations set out in Clauses 19.5 (Authorisations obtained), 19.7 (Deduction of Tax), and 19.8 (No filing or stamp taxes) shall be made by each Obligor by reference to the facts and circumstances then existing on:

(i)                                      the date of each Utilisation Request and the first day of each Interest Period; and

(ii)                                   in the case of the Assuming Borrower, the day on which the Assuming Borrower replaces the Original Borrower as Borrower as set out in Clause 25.2 (Replacement of the Original Borrower).

(b)                           The representations set out in Clause 19.18 (Margin Stock) shall be made by each Obligor by reference to the facts and circumstances then existing on the date of the first Utilisation Request under this Agreement.

20.                           INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1                     Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)                                   as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i)                                  its audited consolidated financial statements for that financial year; and

(ii)                               the audited financial statements of each Obligor and, to the extent the Merger has not been completed at the end of that financial year, the Target for that financial year; and

(b)                                  as soon as the same become available, but in any event within 45 days after the end of each Accounting Quarter except for the last Accounting Quarter of each of its financial years:

(i)                                  its consolidated financial statements for that Accounting Quarter; and

(ii)                               the financial statements of each Obligor and, to the extent the Merger has not been completed at the end of that Accounting Quarter, the Target for that Accounting Quarter.

20.2                     Compliance Certificate

(a)                            The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenant) as at the date as at which those financial statements were drawn up.

(b)                           Each Compliance Certificate shall be signed by a member or members of the management board (Vorstandsmitglied) of the Company having signing authority (Vertretungsmacht) and, if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of

Clause 20.1 (Financial statements), shall be reported on and signed by the Company’s auditors in the form agreed by the Company and all the Lenders before the date of this Agreement.

20.3                     Requirements as to financial statements

(a)                            Each set of financial statements delivered by the Company pursuant to Clause 20.1 (Financial statements) shall be certified by a member or members of the management board (Vorstandsmitglied) of the relevant company having signing authority (Vertretungsmacht) as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)                           The Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)                                      a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)                                   sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenant) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)                            If the Company notifies the Agent of a change in accordance with paragraph (b) above the Company and the Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. To the extent practicable, these amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement. If any amendments are agreed by the Agent (acting on the instructions of the Majority Lenders), they shall take effect and be binding on each of the Parties in accordance with their terms.

20.4                     Three year forecast

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) as soon as it becomes available, but in any event within 60 days after the end of each of its financial years a three year forecast for the Group, including inter alia forecasts on the consolidated cash flow statement, the consolidated profit and loss statement and the consolidated balance sheet.

20.5                     Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)                                   all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)                                  all information supplied by the Target to its shareholders under applicable listing requirements at the same time as it is supplied to them, until the Target is delisted;

(c)                                   as soon as it is available, information that the delisting process of the Target is completed;

(d)                                  promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(e)                                   such information about the financial and business affairs of any member of the Group to the extent necessary or advisable for any Lender to comply with banking supervisory laws and regulations, in particular section 18 of the German Banking Act (Kreditwesengesetz) or similar provisions under any applicable law; and

(f)                                     promptly, such further information regarding the financial condition, business and operations of any Obligor or any (other) material member of the Group as any Finance Party (through the Agent) may reasonably request.

20.6                     Information on acquisitions

The Company shall provide to the Agent information on future acquisitions the value of which, or the consideration paid therefor, exceeds Euro 100,000,000, within 10 Business Days after such acquisition being made including information about the company or business acquired, the financing of the consideration of such acquisition, and information on how the financial covenant set forth in Clause 21 (Financial covenant) will develop in respect of the Group until Termination Date after such acquisition being made.

20.7                     Information on disposal of receivables

The Company shall provide to the Agent within 10 Business Days after the end of each Accounting Quarter information satisfactory to the Agent on all trade receivables of the Group and on all receivables of the Group sold, transferred or otherwise disposed of by any member of the Group during that Accounting Quarter, and any other information requested by the Agent which is necessary to calculate the amounts to be prepaid according to Clause 8.3 (Mandatory prepayment upon disposal of receivables).

20.8                     Notification of default

(a)                            Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)                           Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by a member or members of the management board (Vorstandsmitglied) having signing authority (Vertretungsmacht) on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.9                     Use of websites

(a)                            The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)                                      the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)                                   both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)                                the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)                           The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)                            The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)                                      the Designated Website cannot be accessed due to technical failure;

(ii)                                   the password specifications for the Designated Website change;

(iii)                                any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                               any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                                  the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                           Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Company shall comply with any such request within ten Business Days.

20.10               “Know your customer” checks

(a)                            If:

(i)                                      the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                                   any change in the status of an Obligor after the date of this Agreement; or

(iii)                                a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                           Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)                            The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to be replaced as Borrower by one of its wholly owned Subsidiaries pursuant to Clause 25 (Changes to the Obligors).

(d)                           Following the giving of any notice pursuant to paragraph (c) above, if the replacement of the Original Borrower by the Assuming Borrower obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the replacement of the Original Borrower by the Assuming Borrower.

21.                           FINANCIAL COVENANT

21.1                     Financial condition

The Company shall ensure that the following financial covenant is and will be complied with with respect to the Relevant Period on the Relevant Date:

Net Debt to EBITDA ratio does not exceed 2.75.

21.2                     Financial covenant calculations

Net Debt and EBITDA shall be calculated and interpreted on a consolidated basis in accordance with the GAAP applicable to the Original Financial Statements of the Company and shall be expressed in Euro.

21.3                     Definitions

In this Clause 21.3:

“EBITDA” means, in relation to any Relevant Period, the total net income of the Group as stated in the consolidated financial statements of the Company for that Relevant Period:

(a)                                   plus Tax paid on earnings plus other Tax;

(b)                                  plus or minus all Extraordinary And Exceptional Items;

(c)                                   plus interest paid and similar expenditure;

(d)                                  minus interest received and similar earnings; and

(e)                                   plus all amounts provided for depreciation and amortisation.

“Extraordinary And Exceptional Items” means any material items of an unusual or non-recurring expense or income which represents losses or gains which are set out in the consolidated financial statements of the Company as “extraordinary and exceptional items” in accordance with IFRS, including without limitations those arising on:

(i)                                      the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring in connection with acquisitions;

(ii)                                   disposals of any assets (other than of assets in the ordinary course of business of the Group).

“Net Debt” means, as at the Relevant Date, Total Debt less Cash and Cash Equivalent Investments at that time.

“Relevant Date” means the last day of any Accounting Quarter of the Group, provided however that the first Relevant Date shall be 31 December 2007.

“Relevant Period” means each period of four consecutive Accounting Quarters.

“Total Debt” means, as at the Relevant Date, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of the Financial Indebtedness of members of the Group listed under paragraphs (a) through (g) and (j) of the definition of Financial Indebtedness.

For this purpose, any amount outstanding or repayable in a currency other than Euro shall on that day be taken into account:

(a)                                   if an audited consolidated balance sheet of the Group has been prepared as at that day, in their Euro equivalent at the rate of exchange used for the purpose of preparing that balance sheet; and

(b)                                  in any other case, in their Euro equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with GAAP.

22.                           GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1                     Authorisations

Each Obligor shall promptly:

(a)                                   obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)                                  supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2                     Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3                     Negative pledge

(a)                            To the extent legally possible under section 1136 of the Civil Code no Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)                           No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)                                      sell, transfer or otherwise dispose of any of its assets to a party not being a member of the Group on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)                                   enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iii)                                enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)                            Paragraphs (a) and (b) above do not apply to:

(i)                                      any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)                                   any Security arising by operation of law and in the ordinary course of business;

(iii)                                any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)                           the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)                             the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(C)                             the Security is removed or discharged within 6 months of the date of acquisition of such asset;

(iv)                               any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(A)                           the Security was not created in contemplation of the acquisition of that company;

(B)                             the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)                             the Security is removed or discharged within 6 months of that company becoming a member of the Group;

(v)                                  any Security arising in connection with a retention of title arrangement entered into in the ordinary course of business;

(vi)                               any Security arising in connection with the ordinary course of business under customary general business conditions of a bank with which a member of the Group has established or will establish a banking relationship;

(vii)                            any Security or created or subsisting in order to comply with Section 8a of the German “Altersteilzeitgesetz” or pursuant to Section 7d of the German Social Law Act No. 4 (Sozialgesetzbuch IV);

(viii)                         any Security created with prior written consent of the Agent (acting upon the instructions of the Majority Lenders); or

(ix)                                 any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (i) to (viii) above) does not exceed Euro 25,000,000 (or its equivalent in another currency or currencies).

22.4                     Disposals

(a)                            No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)                           Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)                                      made in the ordinary course of business of the disposing entity;

(ii)                                   of receivables;

(iii)                                of assets on arms’ length terms by a member of the Group to another member of the Group;

(iv)                               of obsolete and waste assets;

(v)                                  in exchange for other assets comparable or superior as to type, value and quality;

(vi)                               made with prior written consent of the Agent (acting upon the instructions of the Majority Lenders); or

(vii)                            where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (vi) above) does not exceed 10% of the total assets (not including trade receivables, immaterial assets (including goodwill) and Cash and Cash Equivalents) of the Group in any financial year.

22.5                     Merger

The Company shall not without prior written consent of the Agent (acting upon the instructions of all the Lenders) enter into any demerger, merger or corporate reconstruction.

22.6                     Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group or the Obligors taken as a whole from that carried on at the date of this Agreement.

22.7                     Insurance

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.

22.8                     Financial Indebtedness

(a)                            No Obligor other than the Company shall (and the Company shall ensure that no other member of the Group will) incur (or agree to incur) or have outstanding any Financial Indebtedness.

(b)                           Paragraph (a) above does not apply to:

(i)                                      Financial Indebtedness under the Finance Documents;

(ii)                                   Financial Indebtedness not falling within sub-paragraph (i) above, the aggregate outstanding principal amount of which (when aggregated with all Financial Indebtedness described in sub-paragraph (i) above) does not exceed Euro 100,000,000 (or its equivalent in another currency or currencies).

22.9                     Loans and Guarantees

(a)                            No Obligor (other than the Company) shall (and the Company shall ensure that no other member of the Group will):

(i)                                      make any loan, or provide any form of credit or financial accommodation, to any other person; or

(ii)                                   give or issue any guarantee, indemnity, bond or letter of credit to or for the benefit of, or in respect of liabilities or obligations of, any other person or voluntarily assume any liability (whether actual or contingent) of any other person.

(b)                           Paragraph (a) above does not apply to:

(i)                                      loans, guarantees, indemnities, bonds and letters of credit under or expressly permitted by the Finance Documents;

(ii)                                   unsecured loans made by a member of the Group to another member of the Group to fund its working capital requirements;

(iii)                                loans to employees of the Group in the aggregate not exceeding Euro 5,000,000 at any time during the term of this Agreement.

(iv)                               trade credit, guarantees, indemnities, bonds and letters of credit granted, given or issued by an Obligor on arm’s length terms and in the ordinary course of its business, not in respect of Financial Indebtedness, nor in respect of liabilities or obligations of a member of the Group which is not an Obligor.

22.10               Offer related undertakings

(a)                            The Company shall ensure that Bidco complies with all applicable laws and regulations concerning the Acquisition (in particular, but not limited to US federal securities law and “Delaware General Corporation Law”).

(b)                           The Company shall ensure that any publications and documents relating to the Offer will be promptly supplied to the Agent and contain all the material terms and conditions of the Offer including Bidco’s intention to conduct the Squeeze-out.

(c)                            The Company shall ensure that Bidco will not without the prior written consent of the Agent (acting on the instructions of all the Lenders) waive the “Minimum Condition” (as defined in the Offer).

(d)                           The Company shall ensure that BidCo will not increase the offer price per Share above US Dollars 9.15 without the prior written consent of the Agent (acting on the instructions of all the Lenders).

(e)                            The Company shall ensure that no action is taken by or on behalf of any member of the Group (including Bidco) or any person acting in concert with any member of the Group which would or may require an increase in the offer price per Share above US Dollars 9.15 per Share except with the prior consent of the Agent (acting on the instructions of all the Lenders).

(f)                              The Company shall keep the Agent informed as to

(i)                                      any change or amendment of, in whole or in part, any term of the Offer Document; and

(ii)                                   the issuance of any press release or other publicity which refers to the Offer.

(g)                           The Company shall keep the Agent informed in all material respects as to the status and progress of the Offer and, in particular, will (i) promptly supply the Agent with copies of all material documents and certificates issued or received in relation to the Offer, and (ii) from time to time and promptly upon request give to the Agent details of the current level of acceptances of the Offer.

(h)                           The Company shall ensure that, until completion of the Merger, no member of the Group apart from Bidco shall hold or purchase shares in the Target and that such shares in the Target are, or will be upon acquisition, owned by it free from any Security Interest.

(i)                               The Company shall ensure that the Squeeze-out process is initiated as soon as practicable after the consummation of the Offer.

(j)                               Promptly after the effectiveness of the Merger, the Company will provide the Agent with a certificate of the Delaware Secretary of State certifying the effectiveness of the Merger, which certificate may be in the form customarily used by the Delaware Secretary of State for such purposes.

(k)                            The Company shall ensure that after the taking effect of the Squeeze-out the Target will as soon as is reasonably practicable be delisted from any relevant stock exchange.

22.11               Remittance of cash from Target

The Company shall ensure that after completion of the Offer, it will be able (i) to complete the Merger as soon as practicable, and (ii) at any time thereafter until payment of the first Repayment Instalment, to remit any existing cash from the Target.

22.12               Margin Stocks

The US Borrower may not use the proceeds of any Utilisation, directly or indirectly, to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock, in each case other than the common stock of the Target.

22.13               Certain US Laws

The US Borrower shall ensure that it will not, by act or omission, become subject to any of the laws or regulations described in Clause 19.19 (Certain US Laws).

22.14               Anti-Terrorism Laws

(a)                            The US Borrower shall not knowingly engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Terrorism Law.

(b)                           To the knowledge of the US Borrower, (a) none of the funds or assets of the US Borrower that are used to repay the Facilities shall constitute property of, or shall be beneficially owned directly or indirectly by, any Restricted Person and (b) no Restricted Person shall have any direct or indirect interest in the US Borrower that would constitute a violation of any Anti-Terrorism Laws.

(c)                            The US Borrower shall not, and it shall procure that none of its Subsidiaries will, knowingly fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate the prohibitions set forth in any Anti-Terrorism Law.

23.                           EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default (save for Clause 23.13 (Acceleration).

23.1                     Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document the place at and in the currency in which it is expressed to be payable unless:

(a)                                   its failure to pay is caused by:

(i)                                  administrative or technical error; or

(ii)                               a Disruption Event; and

(b)                                  payment is made within 3 Business Days of its due date.

23.2                     Financial covenant

Any requirement of Clause 21 (Financial covenant) is not satisfied.

23.3                     Other obligations

(a)                            An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenant)).

(b)                           No Event of Default under paragraph (a) above in relation to Clause 22 (General undertakings) (other than Clause 22.3 (Negative pledge), Clause 22.4 (Disposals), Clause 22.8 (Financial Indebtedness) and Clause 22.10 (Offer related undertakings)) will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

(c)                            Any Obligor sells or disposes of or creates Security over any of its assets to the extent such action is not covered by Clause 22.3 (Negative pledge) because it cannot be prohibited pursuant to section 1136 of the Civil Code.

23.4                     Misrepresentation

Any representation or statement made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made.

23.5                     Cross default

(a)                            Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)                           Any Financial Indebtedness of any member of the Group is declared to be due (unless contested in good faith by that member of the Group) or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                            Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)                           Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)                            No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than Euro 10,000,000 (or its equivalent in any other currency or currencies).

23.6                     Insolvency proceedings

(a)                            In relation to a member of the Group:

(i)                                      a petition for insolvency proceedings in respect of its assets (Antrag auf Eröffnung eines Insolvenzverfahrens) is filed or threatened to be filed;

(ii)                                   actions are taken pursuant to section 21 of the German Insolvency Code (Insolvenzordnung) by the competent court;

(iii)                                it is unable to honour its obligations as they fall due (Zahlungsunfähigkeit) or becomes overindebted (Überschuldung) or any other event occurs which constitutes a cause for the initiation of insolvency proceedings (Eröffnungsgrund) as set out in sections 17 et.seq. of the German Insolvency Code; or

(iv)                               it commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness.

(b)                           Subject to paragraph (c) below, with respect to any member of the Group located outside Germany:

(i)                                      any order (provisional or final) is made or applied for or resolution passed for the suspension of payments or dissolution, termination of existence, liquidation (including solvent liquidation), winding-up, bankruptcy, insolvency, judicial management or curatorship; or

(ii)                                   a moratorium in respect of all or any debts or a composition or an arrangement with creditors or any similar proceeding or arrangement by which its assets are submitted to the control of its creditors is ordered, declared or applied for; or

(iii)                                a liquidator, trustee, administrator, receiver, arranger or similar officer is appointed in respect of a member of the Group or in respect of all or a substantial part of its assets; or

(iv)                               anything having a substantially similar effect to any of the events specified in this sub-paragraphs (i) to (iii) above shall occur or threatens to occur under the laws of any jurisdiction.

(c)                            Paragraph (b) above shall not apply to the extent the Agent is satisfied that the events specified in paragraph (b) above (i) do not have any Material Adverse Effect on the Group as a whole, or (ii) only relate to an immaterial member of the Group not being an Obligor.

23.7                     Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group the aggregate value of which amounts to Euro 10,000,000 or more and is not discharged within 15 Business Days.

23.8                     Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a fully owned Subsidiary of the Company.

23.9                     Failure of Merger

The Merger does not occur on or prior to 31 December 2007.

23.10               Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.11               Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.12               Material adverse change

In the reasonable opinion of the Majority Lenders, a Material Adverse Effect concerning the ability of any Obligor to perform and comply with its obligations under any Finance Document or the validity, legality or enforceability of any Finance Document exists, has occurred or might occur.

23.13               Acceleration

(a)                            Subject to paragraph (b) below, on and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(i)                                      cancel (kündigen) the Total Commitments whereupon they shall immediately be cancelled;

(ii)                                   declare (kündigen) that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(iii)                                declare (kündigen) that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

(b)                           If an Event of Default occurs under Clause 23.6 (Insolvency proceedings) in relation to the US Borrower:

(i)                                      the Total Commitments shall immediately be cancelled; and

(ii)                                   all of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents shall be immediately due and payable,

in each case automatically and without any direction, notice, declaration or other act.

SECTION 9

CHANGES TO PARTIES

24.                           CHANGES TO THE LENDERS

24.1                     Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)                                   assign or pledge any of its rights; or

(b)                                  transfer its contractual position by way of assumption of contract (Vertragsübernahme) with respect to a part or the whole of the Existing Lender’s Commitment by execution of a Transfer Agreement substantially in the form of Schedule 5 (Form of Transfer Agreement) (“Transfer”) any of its rights and obligations, to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

The Transfer Agreement shall be executed by the Existing Lender, the New Lender and the Agent pursuant to Clause 24.5 (Procedure for transfer). Each Finance Party other than the Existing Lender and the Agent hereby already consents to such Transfer.

24.2                     Conditions of transfer

(a)                            Each Obligor (other than the Company) consents to any Transfer under this Agreement. The consent of the Company is required for a Transfer by an Existing Lender, unless the Transfer is to another Lender or an Affiliate of a Lender upon 10 Business Days prior written notice or an Event of Default is continuing.

(b)                           The consent of the Company to a Transfer must not be unreasonably withheld or delayed.  The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)                            The consent of the Company to a Transfer must not be withheld solely because the Transfer may result in an increase to the Mandatory Cost.

(d)                           A Transfer shall only be made with respect to a Commitment exceeding Euro 10,000,000 at the date of such Transfer.

(e)                            A Transfer will only be effective (wirksam werden) if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(f)                              If:

(i)                                      a Lender transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                                   as a result of circumstances existing at the date the Transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer or change had not occurred.

24.3                     Assignment or transfer fee

The New Lender shall, on the date upon which transfer takes effect, pay to the Agent (for its own account) a fee of Euro 2,000.

24.4                     Limitation of responsibility of Existing Lenders

(a)                            Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                      the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                                   the financial condition of any Obligor;

(iii)                                the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)                               the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                           Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                      has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                                   will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                            Nothing in any Finance Document obliges an Existing Lender to:

(i)                                      accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)                                   support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5                     Procedure for transfer

(a)                            Subject to the conditions set out in Clause 24.2 (Conditions of transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Agreement delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

(b)                           The Agent shall only be obliged to execute a Transfer Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                            On the Transfer Date:

(i)                                      to the extent that in the Transfer Agreement the Existing Lender seeks to transfer its contractual position under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                   each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)                                the Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents;

(iv)                               the New Lender shall grant the same powers of attorney to the Agent as it would have granted had the New Lender been an Original Lender; and

(v)                                  the New Lender shall become a Party as a “Lender”.

24.6                     Copy of Transfer Agreement to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Agreement, send to the Company a copy of that Transfer Agreement.

24.7                     Disclosure of information

(a)                            Any Lender may disclose to any of its Affiliates and any other person:

(i)                                      to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement; or

(ii)                                   with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor any (i) public information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate, and (ii) non-public information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate to the extent the Company has agreed to disclosure, such agreement not to be unreasonably withheld, and if the person to whom the non-public information is to be given has entered into a Confidentiality Undertaking, provided however, the consent of the Company is not required, if:

(A)                           the person to whom the non-public information is to be given is (i) an Affiliate of that Lender or (ii) another Lender or an Affiliate of a Lender to whom a Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement in accordance with Clause 24.2(a) sentence 2; or

(B)                             an Event of Default has occurred and is continuing.

(b)                           Any Lender may disclose to any of its Affiliates and any other person:

(i)                                      to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(ii)                                   for whose benefit that Lender charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.8 (Security over Lenders’ rights),

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate.

(c)                            This Clause supersedes any previous agreement relating to the confidentiality of this information.

24.8                     Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)                                   any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)                                  in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)                                  release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)                               require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

25.                           CHANGES TO THE OBLIGORS

25.1                     Assignments and transfer by Obligors

Other than set out in this Clause 25 (Changes to the Obligors), no Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2                     Replacement of the Original Borrower

(a)                            Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.10 (“Know your customer” checks), the Company may request to be replaced by any of its directly or indirectly wholly owned Subsidiaries as the Borrower by that Subsidiary assuming the Company’s liabilities as the Borrower by way of debt assumption (Schuldübernahme).  That Subsidiary (the “Assuming Borrower”) shall replace the Company as Borrower and thus become Borrower if:

(i)                                      it is incorporated and has its seat in either Germany, Austria, Switzerland or the United States of America;

(ii)                                   the Company delivers to the Agent the duly completed and executed Assumption Letter;

(iii)                                the Company confirms that no Default is continuing or would occur as a result of that Subsidiary replacing the Company as Borrower; and

(iv)                               the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to the Assuming Borrower, each in form and substance satisfactory to the Agent.

(b)                           The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.3                     Repetition of Representations

The Company shall procure that the Assuming Borrower confirms in the Assumption Letter that the Repeating Representations and each of the representations set out in Clauses 19.5 (Authorisations obtained), 19.7 (Deduction of Tax) and 19.8 (No filing or stamp taxes) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

26.                           ROLE OF THE AGENT AND THE ARRANGERS

26.1                     Appointment of the Agent

(a)                            Each other Finance Party appoints the Agent to act as its agent (Vertreter) under and in connection with the Finance Documents. The Agent is hereby granted exemption from the restriction of section 181 of the Civil Code, as far as legally possible, and from any similar restriction of the applicable laws of any other jurisdiction.

(b)                           Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2                     Duties of the Agent

(a)                            The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)                           Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                            If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)                           If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)                            The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3                     Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4                     Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.5                     Rights and discretions of the Agent

(a)                            The Agent may rely on:

(i)                                      any representation, notice or document believed by it to be genuine, correct and appropriately authorised ; and

(ii)                                   any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                           The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                                      no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)                                   any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)                                any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                            The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                           The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)                            The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                              Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any of the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.6                     Majority Lenders’ instructions

(a)                            Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)                           Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)                            The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                           In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                            The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

(f)                              For the avoidance of doubt, no Lender may terminate a Loan without the consent of the Majority Lenders as a result of an Event of Default or for statutory reasons, to the extent legally possible unless expressly provided for in this Agreement.

26.7                     Responsibility for documentation

Neither the Agent nor any of the Arrangers:

(a)                                   is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(b)                                  is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.8                     Exclusion of liability

(a)                            Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 29.10 (Disruption to Payment Systems etc)), the Agent will not be liable including without limitation for negligence or any other category of liability whatsoever for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                           No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)                            The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)                           Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

26.9                     Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability including without limitation for negligence or any other category of liability whatsoever incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or in the case of any cost, loss or liability pursuant to Clause 29.10 (Disruption to Payment Systems etc) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.10               Resignation of the Agent

(a)                            The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company.

(b)                           Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)                            If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent .

(d)                           The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)                            The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                              Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                           After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

26.11               Confidentiality

(a)                            In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                           If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.12               Relationship with the Lenders

(a)                            The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                           Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

26.13               Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                   the financial condition, status and nature of each member of the Group;

(b)                                  the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                   whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                  the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.14               Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.15               Agent’s Management Time

Any amount payable to the Agent under Clause 15.4 (Indemnity to the Agent), Clause 17 (Costs and expenses) and Clause 26.9 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).

26.16               Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.                           CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                   interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                  oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                   oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.                           SHARING AMONG THE FINANCE PARTIES

28.1                     Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount (the “Recovered Amount”) from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)                                   the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)                                  the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                   the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2                     Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3                     Compensation for Recovering Finance Party

Subject to the receipt of a Sharing Payment by the Agent, each Finance Party (other than the Recovering Finance Party) hereby sells and assigns to the Recovering Finance Party a portion of its claims for payments of principal, interest, fees or of any other nature against the respective Obligor that corresponds to the nature of the claim in respect of which the Recovering Finance Party has received a Recovered Amount. The amount of the claim assigned compared to the amount of the Recovered Amount shall have the same proportion as the amount outstanding to the assigning Finance Party to the total amounts outstanding under the Agreement. The assignment under this Clause 28 shall only take effect at the moment a Sharing Payment is received by the Agent.

28.4                     Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                   each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                  the assignment of participations under Clause 28.3 (Compensation for Recovering Finance Party) shall become ineffective (auflösende Bedingung).

28.5                     Exceptions

(a)                            This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)                           A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                      it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                                   that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

29.                           PAYMENT MECHANICS

29.1                     Payments to the Agent

(a)                            On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                           Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or  Frankfurt am Main) with such bank as the Agent specifies.

29.2                     Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or Frankfurt am Main).

29.3                     Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4                     Clawback

(a)                            Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                           If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5                     Partial payments

(a)                            If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)                                      first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Arrangers under the Finance Documents;

(ii)                                   secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                                thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                               fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

29.6                     No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7                     Business Days

(a)                            Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                           During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8                     Currency of account

(a)                            Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                           A repayment of a Loan or Unpaid Sum or a part of a  or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)                            Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                           Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                            Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9                     Change of currency

(a)                            Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                      any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)                                   any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                           If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.10               Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)                                   the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)                                  the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)                                   the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)                                  any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);

(e)                                   the Agent shall not be liable for any damages, costs or losses whatsoever  (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.10; and

(f)                                     the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.                           SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.                           NOTICES

31.1                     Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2                     Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                   in the case of the Company, that identified with its name below;

(b)                                  in the case of each Lender that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)                                   in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3                     Delivery

(a)                            Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                      if by way of fax, when received in legible form; or

(ii)                                   if by way of letter, when it has been left at the relevant address,

and actual notice of the receipt of such fax or letter could be expected under regular circumstances, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)                           Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)                            All notices from or to an Obligor shall be sent through the Agent.

(d)                           Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors. Each Obligor authorises the Company to act as its agent of receipt (Empfangsbevollmächtigter).

31.4                     Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5                     Electronic communication

(a)                            Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)                                      agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                                   notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                                notify each other of any change to their address or any other such information supplied by them.

(b)                           Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.6                     English language

(a)                            Any notice given under or in connection with any Finance Document must be in English.

(b)                           All other documents provided under or in connection with any Finance Document must be:

(i)                                      in English; or

(ii)                                   if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.                           CALCULATIONS AND CERTIFICATES

32.1                     Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.2                     Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.                           PARTIAL INVALIDITY AND UNINTENTIONAL GAPS

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired. Invalid provisions and unintended gaps in the Agreement shall be replaced or filled in accordance with the intent of the Parties and the purpose of this Agreement.

34.                           REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.                           AMENDMENTS AND WAIVERS

35.1                     Required consents

(a)                            Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)                           The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2                     Exceptions

(a)                            An amendment or waiver that has the effect of changing or which relates to:

(i)                              the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                           an extension to the date of payment of any amount under the Finance Documents;

(iii)                        a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                       an increase in or an extension of any Commitment;

(v)                          a change to the Obligors other than in accordance with Clause 25 (Changes to the Obligors);

(vi)                       any provision which expressly requires the consent of all the Lenders; or

(vii)                    Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders), Clause 28 (Sharing among the Finance Parties) or this Clause 35,

shall not be made without the prior consent of all the Lenders.

(b)                           An amendment or waiver which relates to the rights or obligations of the Agent or the Arrangers may not be effected without the consent of the Agent or the Arrangers.

36.                           STATUTE OF LIMITATIONS (VERJÄHRUNG)

Any claim for payment arising under this Agreement shall become time barred (verjährt) after five years after coming into existence.

37.                           CONCLUSION OF THIS AGREEMENT

(a)                            This Agreement may be concluded by an exchange of faxes (an exchange of signature pages suffices).

(b)                           In relation to the necessary receipt of the signed signature pages (Zugang der Faxseiten) by each Party, it shall be sufficient that each Party transmits its signed signature pages to

Linklaters, Frankfurt am Main office (the “Recipient”). The Agreement shall be concluded with the receipt of the last signature page by the Recipient.

(c)                            For the purposes of paragraph (b) above, each Party authorises the Recipient to receive on its behalf the signature pages from all the other Parties. For the avoidance of doubt, the Recipient shall have no further duties connected with its position as Recipient (in particular, but not limited to, the Recipient is under no obligation to check the genuiness of the signatures of the authorisation of the signatories).

(d)                                 For information purposes only, the Recipient will fax all received signature pages to all the Parties.

(e)                            For purposes of proof and confirmation only, the Agent may request that one or several copies of this Agreement shall be originally signed by the Parties.

38.                           USA PATRIOT ACT

Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

39.                           CONFIRMATION PURSUANT TO SECTION 8 GERMAN MONEY LAUNDERING ACT (GELDWÄSCHEGESETZ)

The Borrower hereby confirms to each Lender that all Loans to be drawn by it under this Agreement will solely be drawn of its own account and that, accordingly, the Borrower qualifies as economic beneficiary (wirtschaftlich Berechtigter) under section 8 of the German Money Laundering Act.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

40.                           GOVERNING LAW

This Agreement is governed by German law.

41.                           ENFORCEMENT

41.1                     Jurisdiction

(a)                            The courts of Frankfurt am Main have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)                           This Clause 41.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL BORROWER

Name of Original Borrower	Registration number (or equivalent, if any)

Software AG	Amtsgericht Darmstadt, HRB 1562

PART II

THE ORIGINAL LENDERS

Name of Original Lender	Commitment (Euro)

Commerzbank Aktiengesellschaft	70,000,000

Bayerische Hypo- und Vereinsbank Aktiengesellschaft	65,000,000

Landesbank Hessen Thüringen Girozentrale	65,000,000

Deutsche Bank Luxembourg S.A.	50,000,000

IKB Deutsche Industriebank AG (Filiale Luxemburg)	40,000,000

Sal. Oppenheim Jr. & Cie Kommanditgesellschaft auf Aktien	45,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.                                 The Company

(a)                            A copy of the constitutional documents of the Company (including a certified copy of its constitutional documents (Satzung) and a certified extract from the Commercial Register (Handelsregister) not older than fourteen days as at the date of signing this Agreement).

(b)                           A copy of a resolution of the supervisory board (Aufsichtsrat) of the Company approving the Acquisition and its financing.

(c)                            A specimen of the signature of each person authorised to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice)) to be signed by it under or in connection with the Finance Documents to which it is party.

(d)                           A certificate of an authorised signatory of the Company certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete, up to date and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                 Legal opinions

(a)                            A legal opinion of Linklaters, legal advisers to the Arrangers and the Agent in Germany, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)                           A legal opinion of Hengeler Mueller, legal advisors to the Borrower, substantially in the form distributed to the Original Lenders prior to Agreement on the due incorporation, capacity and signing authority.

3.                                 The Acquisition

(a)                            A copy of the Offer Document as published, including any revisions or amendments, if any.

(b)                           A copy of the Press Release.

(c)                            A certificate of an authorised signatory of the Company certifying that any comments of the SEC regarding the Offer have been addressed by the Company or BidCo to the satisfaction of the SEC.

(d)                           A certificate of an authorised signatory of the Company certifying that all conditions of the Offer (including, but not limited to antitrust clearance) have been satisfied or waived in accordance with this Agreement in all respects.

(e)                            A certificate of an authorised signatory of the Company certifying that the CFIUS review does not result in any issues of national security sufficient to warrant investigation or block the Acquisition.

(f)                              A certificate of an authorised signatory of the Company certifying that funds of the Utilisation will be used for settlement of the Offer and that BidCo has accepted the shares of the Target tendered in the Offer.

(g)                           Memorandum of the legal advisors of the Company in the United States in the form previously provided to the Bookrunner on (i) the proceedings of the Offer and on the Squeeze-out, and (ii) on the possibility to remit cash from the Target to BidCo or any other member of the Group and to distribute profits of the Target to BidCo or any other member of the Group.

(h)                           A copy of the Merger Agreement.

(i)                               A copy of a legal due diligence report capable of being relied on by the Finance Parties.

(j)                               A copy of a financial due diligence report capable of being relied on by the Finance Parties.

4.                                 Other documents and evidence

(a)                            The Original Financial Statements of the Company and the Target.

(b)                           Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE

DELIVERED BY THE ASSUMING BORROWER

1.                                 The Assumption Letter, duly executed by the Assuming Borrower and the Company.

2.                                 A copy of the constitutional documents of the Assuming Borrower (including a certified copy of its constitutional documents and, if any, a certified extract from the commercial register (or its equivalent under applicable law) not older than fourteen days as at the date of signing of the Assumption Letter).

3.                                 A copy of a resolution of its shareholders or of its board or the relevant equivalent in another jurisdiction signed by all the shareholders or partners or board members of the Assuming Borrower approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and instructing the managing director(s) of the Assuming Borrower to execute the Finance Documents to which it is a party and each such other resolution which might be required by the Assuming Borrower’s articles of association, by-laws or relevant equivalent under applicable law.

4.                                 A specimen of the signature of each person authorised to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request or Selection Notice) to be signed by it under or in connection with the Finance Documents to which it is party.

5.                                 A certificate of an authorised signatory of the Assuming Borrower certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Assumption Letter.

6.                                 A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Assumption Letter or for the validity and enforceability of any Finance Document and which the Agent has requested from the Assuming Borrower not later than 10 Business Days before the date of the Assumption Letter.

7.                                 The latest (audited, if available) financial statements of the Assuming Borrower.

8.                                 A legal opinion of the legal advisers to the Borrower on due incorporation, capacity and signing authority of the Assuming Borrower.

Schedule 3

Requests

Part I

Utilisation Request

From:                  [Name of Borrower]

To:                               Commerzbank International S.A.

Dated:

Dear Sirs

Software AG - Euro 335,000,000 Facility Agreement
dated [                   ] (the “Agreement”)

1.                                 We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                 We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] or, if that is not a Business Day, the next Business Day)
Currency of Loan:	[ ]
Amount:	[ ] or, if less, the Available Facility
Interest Period:	[ ]

3.                                 We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.                                 We confirm that the proceeds of this Loan will be used for settlement of the [Offer / Squeeze-out] and that, in connection with the [Offer / Squeeze-out] we will acquire [                   ] shares in the Target (common stock) at a price per share of US Dollar [                   ] and options and warrants in an aggregate amount of [                   ].

5.                                 The proceeds of this Loan should be credited to [account].

6.                                 This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of Borrower]

PART II

SELECTION NOTICE

From:                  [Name of Borrower]

To:                               Commerzbank International S.A.

Dated:

Dear Sirs

Software AG - Euro 335,000,000 Facility Agreement
dated [                   ] (the “Agreement”)

1.                                 We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.                                 We refer to the following Loan in [identify currency] with an Interest Period ending on [                   ].

We request that the next Interest Period for the above Loan[s] is [                   ].

3.                                 This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

[Name of Borrower]

SCHEDULE 4

MANDATORY COST FORMULAE

1.                                 The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                 On the first day of each Interest Period (or as soon as possible thereafter) each Lender shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) in accordance with the paragraphs set out below.  The Mandatory Cost will be expressed as a percentage rate per annum.

3.                                 The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                 The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the relevant Lender as follows:

E x 0.01	per cent. per annum.
300

Where:

E                                               is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                 For the purposes of this Schedule:

(a)                            “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)                           “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)                            “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                 If requested by the relevant Lender, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the relevant Lender, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that

Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.                                 The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the calculations of each Lender as set out above.

8.                                 Any determination by a Lender pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to such Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

9.                                 The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 5

FORM OF TRANSFER AGREEMENT

To:                               Commerzbank International S.A. as Agent

From:                  [                   ] (the “Existing Lender”) and [                   ] (the “New Lender”)

Dated:

Software AG - Euro 335,000,000 Facility Agreement
dated [                   ] (the “Agreement”)

1.           We refer to the Agreement. This is a Transfer Agreement. Terms defined in the Agreement have the same meaning in this Transfer Agreement unless given a different meaning in this Transfer Agreement.

2.           The Existing Lender desires to transfer by way of assumption of contract (Vertragsübernahme) all or part of its rights and obligations under the Agreement to the New Lender. We refer to Clause 24.5 (Procedure for transfer):

(a)            The Existing Lender hereby transfers to the New Lender by way of assumption of contract (Vertragsübernahme) all or part of its rights and obligations under the Agreement as referred to in the Schedule, and the New Lender accepts that transfer.

(b)           The New Lender assumes those rights and obligations.

(c)            The New Lender hereby offers to become a Party to the Agreement and to assume the position of a Lender in accordance with Clause 24.1 (Assignments and transfers by the Lenders) and Clause 24.5 (Procedure for transfer) of the Agreement, and the Agent, acting on its own behalf and as agent of all the other Finance Parties, accepts that offer.

(d)           The proposed Transfer Date is [                   ].

(e)            The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.           The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.           This Transfer Agreement is governed by German law and the parties submit to the non-exclusive jurisdiction of the courts in Frankfurt am Main.

5.           The Company has granted its consent to the above assumption of contract (Vertragsübernahme) on [                   ] in writing.

[Existing Lender]	[New Lender ]

By:	By:

This Transfer Certificate is accepted by the Agent on behalf of all the Finance Parties and the Transfer Date is confirmed as [                   ].

Commerzbank International S.A.

By:

THE SCHEDULE
Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

schedule 6

FORM OF ASSUMPTION LETTER

To:                               Commerzbank International S.A.  as Agent

From:                  [Subsidiary] and Software AG

Dated:

Dear Sirs

Software AG - Euro 335,000,000 Facility Agreement
dated [                   ] (the “Agreement”)

1.           We refer to the Agreement. This is the Assumption Letter. Terms defined in the Agreement have the same meaning in this Assumption Letter unless given a different meaning in this Assumption Letter.

2.           [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.           [Subsidiary] agrees to replace Software AG as Borrower and to assume the liabilities incurred by Software AG in its capacity as Borrower under and in connection with the Agreement and any other Finance Document by way of debt assumption (Schuldübernahme) and to be bound by the terms of the Agreement as the Borrower pursuant to Clause 25.2 (Replacement of the Original Borrower) of the Agreement. Software AG agrees to transfer all of its rights and claims under and in connection with the Agreement and any other Finance Document in its capacity as the Borrower to [Subsidiary]. [Subsidiary] accepts such transfer.

4.           Software AG agrees to be bound by the terms of the Agreement as Guarantor further on, notwithstanding its replacement as Borrower by [Subsidiary].

5.           [Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

6.           [Subsidiary] hereby makes the Repeating Representations and the representations set out in Clause 19.5 (Authorisations obtained), Clause 19.7 (Deduction of Tax), and Clause 19.8 (No filing of stamp taxes) of the Agreement by reference to the facts and circumstances existing on the date of this Assumption Letter.

7.           This Assumption Letter is governed by German law.

Software AG	[Subsidiary]	[Agent]

By:		By:

Schedule 7

FORM OF COMPLIANCE CERTIFICATE

To:	Commerzbank International S.A. as Agent

From:	Software AG

Dated:

Dear Sirs

Software AG - Euro 335,000,000 Facility Agreement
dated [                   ] (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

1.                                 [We confirm that no Default is continuing.]*

Signed:	Signed:

Member of the Management Board (Vorstandsmitglied) of Software AG	Member of the Management Board (Vorstandsmitglied) of Software AG

*insert applicable certification language

2.                                 The Net Debt to EBITDA ratio is [                   ].

Signed:	Signed:

Member of the Management Board (Vorstandsmitglied) of Software AG	Member of the Management Board (Vorstandsmitglied) of Software AG

for and on behalf of

name of auditors of Software AG

*      If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 8

TIMETABLES

“D -   “ refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

	Loans in Euro	Loans in US Dollars

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 10.1 (Selection of Interest Periods))	D - 2 9:00 a.m.	D - 2 9:00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)

	D - 2 10:00 a.m.	D - 2 10:00 a.m.

EURIBOR / LIBOR is fixed	Quotation Day as of 11:00 a.m. (Brussels time)	Quotation Day as of 11:00 a.m. (London time)

SCHEDULE 9

GROUP STRUCTURE CHART

Stand: 30.04.2007

software AG
Darmstadt, Germany
Software GmbH Marketing 100% 124
Software AG Belgium S.A. 76.04% = UK 23.96% = AG 135
Software AG of the United Kingdom 100% 109
Software AG Norge A/S 100% 115
Software AG Nordic A/S 100% 113
Software AG Sverige AB 100% 130
Software AG (Hongkong) Ltd. 100% 117
OY Software AG Finland 100% 120
Software AG Development Center Bulgaria EOOD 100% 163
Software AG Ltd. Japan 100% 158
Software AG Bilgi Sistemleri Ticaret A.S. (TR) 100% 133
Software AG International Inc. 100% 153
Software AG (Malaysia) Sdn. Bhd. 100% 119
Software AG Funding Corp. 100% 154
Software AG (Canada) Inc. 100% 156
Software AG S.A. de C.V. Lomas de Chapultepec 100% 157
Software AG Inc. 100% 150
Software AG LLC 100% 155
Wizard Acquisition Inc. 100%
Software AG Australia (Holdings) Pty. Ltd. 100% 138
Software AG Australia Pty. Ltd. 100% 139
SAG East GmbH 100% 104
SAG Saudi Arabia LLC 5% = SAG East 95% = AG in foundation 185
Software AG France S.A. 100% 108
Software AG Österreich 100% 111
SGML Technologies Ltd. 100% 134
Software AG South Africa 100% 160
Software AG Pvt. Ltd. (India) 51% 162
Software AG (Israel) Ltd. 100% 146
Sabratec Technologies Inc., USA 100% 147
Software AG (Shenzen) Co. Ltd. / VR China 100% 144
Software AG Gulf Region LLC 100% in foundation 186
SAG Systems RUS Limited Liability Company Russland - 100% 145
SAG Consulting Services GmbH 100% 103
Software AG Italia S.p.A. 100% 110
Software AG Polska Sp.z.o.o. 100% 140
Software AG R&D Ireland Ltd. 100% 132
SPL Software Ltd. 80.08% 190
InterDibitech Ltd. (Israel) (Voluntary Liquidation) 100% 197
Systems International Inc. (Connecticut, USA) 100% 194
SPL Systems (1986) Ltd. (Israel) 100% 191
SPL - IDOR Business Solutions (Israel) 51% 193
SPL - IDOR Management Ltd. (Israel) 51% 192
SPL Holdings BV (Holland) 100% 195
SPL Systems BV (Holland) 100% 196
SAG Systemhaus GmbH 100% 102
Softinterest Holding AG (CH) 100% 121
Software Systems AG 100% 112
Software AG (Singapore) Pte. Ltd. 100% 122
Software AG (Asia Pacific) Support Centre Pte. Ltd. 100% 126
Software AG Nederland B.V. 100% 105
Software AG Philippines Inc. 100% 128
Software AG Espana System Haus S.L. 100% 170
Software AG s.r.o. (CS) 100% 114
Software AG Portugal Lda. 100% 116
Software AG Espana S.A. 100% 107
Software AG Factoria S.A. Chile 100% 179
Software AG Latinoamerica, S.L. 100% 171
Software AG Venezuela (APS) 100% 172
A. Zancani & Associados C.A., Venezuela 100% 173
Software AG Panama (SINSA) 100% 174
Software AG de Puerto Rico 100% 177
Sinsa Móvil S.A. Panama 100% 175
Software AG Brasil Sao Paulo 100% 178
Soluciones de Integración de Negocios, S.A., Costa Rica - 100% 176
Software AG Chile S.A. 100% 180

Software AG

as the Company, the Guarantor and the Original Borrower

Address: Darmstadt

Fax: +49 6151 92 1868

Attention: Karl-Heinz Streibich / Arnd Zinnhardt

Place, Date:

By: Karl-Heinz Streibich (Vorstandsvorsitzender)	Arnd Zinnhardt (Vorstandsmitglied)

/s/ Karl-Heinz Streibich	/s/ Arnd Zinnhardt

The Bookrunner

Commerzbank Aktiengesellschaft

Place, Date: Frankfurt, 16.05.2007

By:

/s/ Nicola Kohlmeyo	/s/ Volker Schulze

The Arrangers

Commerzbank Aktiengesellschaft

Place, Date: Frankfurt, 16.05.2007

By:

/s/ Nicola Kohlmeyo	/s/ Volker Schulze

Bayerische Hypo- und Vereinsbank Aktiengesellschaft

Place, Date: Fankfurt, 16.05.2007

By:

/s/ Sabine Hermanny-Luttgen	/s/ Kurt Abel

Landesbank Hessen Thüringen Girozentrale

Place, Date: Fankfurt, 16.05.2007

By:

/s/ Moral	/s/ Buchner

IKB Deutsche Industriebank AG (Filiale Luxemburg)

Place, Date: Luxembourg, 16 May 2007

By:

/s/ Dr. Werner Winnen	/s/ Jörg Merker

Deutsche Bank Aktiengesellschaft

Place, Date: Frankfurt, 16.5.2007

By:

/s/	/s/

Sal. Oppenheim Jr. & Cie Kommanditgesellschaft auf Aktien

Place, Date: Cologne, 16 May 2007

By:

/s/ Heck	/s/ Sonnenberg

The Original Lenders

Commerzbank Aktiengesellschaft

Place, Date: Frankfurt/Mann, 16.05.2007

By:

/s/ Tracht	/s/ Noltenhaus

Bayerische Hypo- und Vereinsbank Aktiengesellschaft

Place, Date: Frankfurt, 16.05.2007

By:

/s/ Sabine Hermanny-Luttgen	/s/ Kurt Abel

Landesbank Hessen Thüringen Girozentrale

Place, Date: Frankfurt, 16.05.2007

By:

/s/ Moral	/s/ Bucaner

IKB Deutsche Industriebank AG (Filiale Luxemburg)

Place, Date: Luxembourg, 16 May 2007

By:

/s/ Dr. Werner Winnen	/s/ Jörg Merker

Deutsche Bank Luxembourg S.A.

Place, Date: Luxembourg

By:

/s/ C. Koch	/s/ T. Schroeter

Sal. Oppenheim Jr. & Cie Kommanditgesellschaft auf Aktien

Place, Date: Cologne, 16 May 2007

By:

/s/ Heck	/s/ Sonnenberg

The Agent

Commerzbank International S.A.

Address:           Commerzbank International S.A,
CRM Agency
25, rue Edward Steichen
L – 2540 Luxembourg

Fax:                         +352 477 911 2386

Attention: Gunter Rauch	Nicolaas van de Roemer

Place, Date: Luxembourg, 16.05.2007

By:

/s/	/s/